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                               EXHIBIT INDEX


EXHIBIT NO.       TITLE OF DOCUMENT

     8.         Opinion of Kopesky & Welke, LLP

    23.     1a. Consents of Kenny S&P Evaluation Services,
                  a division of J.J. Kenny Co., Inc.

            1b. Consent of Deloitte & Touche LLP

            1d. Consent of Standard & Poor's Ratings
                  Services, a division of the McGraw-Hill
                  Companies, Inc.

    27.     1.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                  Insured California Series 60

            2.  Financial Data Schedule of
                Dean Witter Select Municipal Trust, Long
                  Term Portfolio Series 123